THE STEAK N SHAKE COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE	March 30, 2010

San Antonio, TX — The Steak n Shake Company (NYSE: SNS) announced today the closing of its acquisition of Western Sizzlin Corporation (NASDAQ: WEST), effective as of March 30, 2010.  The acquisition was affected by means of a merger of Western Sizzlin with and into a subsidiary of Steak n Shake, with Western Sizzlin continuing as the surviving corporation and as a wholly-owned subsidiary of Steak n Shake.

As a result of the merger, former Western Sizzlin stockholders will receive a pro rata portion of subordinated debentures issued by Steak n Shake in the aggregate principal amount of $22,959,000 (or approximately $8.07 principal amount for each former Western Sizzlin share).  This new issue of 14% redeemable subordinated debentures due 2015 will be issued only in principal amounts of $1,000 or whole multiples of that amount; fractional interests in debentures will be settled in cash.  Steak n Shake will promptly mail all Western Sizzlin stockholders of record, as of the close of business on March 30, 2010, a transmittal form by which they may surrender their stock certificate and obtain the merger consideration.  All debentures, regardless of when delivered to a Western Sizzlin stockholder, will bear interest from March 30, 2010.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Steak n Shake cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Steak n Shake does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Steak n Shake and its business can be found in the company's filings with the SEC.